EXHIBIT 10.2

RESTRICTED STOCK UNIT AGREEMENT

THIS AGREEMENT, entered into effective as of the Grant Date (as defined in Section 1), is made by and between the Participant (as defined in Section 1) and Hasbro, Inc. (the “Company”).

WITNESSETH THAT:

WHEREAS, the Company maintains the 2003 Stock Incentive Performance Plan (the “Plan”), a copy of which is annexed hereto as Exhibit A and the provisions of which are incorporated herein as if set forth in full, and the Participant has been selected by the Compensation Committee of the Board of Directors of the Company (the “Committee”), which administers the Plan, to receive an award of restricted stock units under the Plan;

NOW, THEREFORE, IT IS AGREED, by and between the Company and the Participant, as follows:

1.

Terms of Award.  The following terms used in this Agreement shall have the meanings set forth in this Section 1:

A.

The “Participant” is  Brian Goldner.

B.

The “Grant Date” is May 22, 2008.

C.

 The “Vesting Period” is the period beginning on the Grant Date and ending on May 22, 2011 (the “Vesting Date”).

D.

The number of restricted stock units (“Stock Units”) awarded under this Agreement shall be fifty-seven thousand seven hundred and eighty-seven (57,787) Stock Units.  Stock Units are fictional shares of the Company’s common stock, par value $.50 per share (“Common Stock”) granted under this Agreement and subject to the terms of this Agreement and the Plan.

E.

For record-keeping purposes only, the Company shall maintain an account (a “Stock Unit Account”) for the Participant where Stock Units shall be accumulated and accounted for.  Without limiting the provisions of Section 8 of the Plan, in the event the Company pays a stock dividend or reclassifies or divides or combines its outstanding Common Stock then an appropriate adjustment shall be made in the hypothetical number of shares of Common Stock held in the Stock Unit Account.  The Stock Unit Account will reflect fictional fractional shares of Common Stock to the nearest hundredth of a share.

Other terms used in this Agreement are defined pursuant to Section 7 or elsewhere in this Agreement.

2.

Award.  The Participant is hereby granted the number of Stock Units set forth in Section 1.

3.

Dividends and Voting Rights.  The Participant shall not be entitled to any voting rights with respect to the Stock Units or Stock Unit Account.  Prior to the Vesting Date, or any such earlier date that the right to the Stock Units vests in accordance with Section 4 of this Agreement, the Participant shall not be entitled to any dividend rights with respect to the Stock Units.  However, beginning with the first dividend record date following the Vesting Date, or following such earlier date of vesting of the Stock Units, the Participant shall be entitled to have the value of any dividends declared, which would have been payable on the number of shares of actual Common Stock issuable under the Stock Units, credited to the Participant’s deferred compensation account with the Company.

4.

Vesting and Forfeiture of Units.

A.  Subject to earlier vesting (i) as is set forth in the following paragraph in the event of a Change in Control (as defined below), or (ii) as may be set forth in the Amended and Restated Employment Agreement entered into between the Participant and the Company as of the Grant Date (the “Employment Agreement”), then at the end of the Vesting Period, the Participant shall become vested in the Stock Units and the Stock Unit Account.

B.  The Participant shall become vested in the Stock Units and the Stock Unit Account as of the date of a Change in Control, if the Change in Control occurs prior to the end of the Vesting Period.

C.  Except as may be otherwise set forth in any of the Employment Agreements or in this Agreement, if the Participant’s Date of Termination occurs prior to the Vesting Date, then the award of Stock Units pursuant to this Agreement shall terminate and the Participant shall not be entitled to any benefits of such award.

D.  The Stock Units and the Stock Unit Account may not be sold, assigned, transferred, pledged or otherwise encumbered, except in a manner designated by the Committee.

5.

Settlement in Shares of Common Stock.  Provided that the Participant’s interest in the Stock Units and the Stock Unit Account has vested in accordance with the provisions of Section 4 above, the Participant’s Stock Unit Account shall be converted into actual shares of Common Stock on the later to occur of (i) the Participant’s Date of Termination, or (ii) if required pursuant to Section 409A of the Internal Revenue Code, or any of the rules or regulations promulgated thereunder (collectively “Section 409A”), six (6) months following the Participant’s “separation from service”, as defined under Section 409A.  To the extent that there are fictional fractional shares of Common Stock in a Stock Unit Account upon settlement, such fictional fractional shares shall be rounded to the nearest whole share.

6.

Income Taxes.  The Participant shall pay to the Company promptly upon request, and in any event at the time the Participant recognizes taxable income in respect of the shares of Common Stock received by the Participant upon the conversion of the Participant’s Stock Unit Account, an amount equal to the taxes the Company determines it is required to withhold under applicable tax laws with respect to such shares of Common Stock.  Such payment shall be made in cash, by delivery of shares of Common Stock already owned by the Participant for at least six (6) months, or by withholding such number of actual shares otherwise deliverable pursuant to this Agreement as is equal to the withholding tax due, or in a combination of such methods.

7.

Definitions.  For purposes of this Agreement, the terms used in this Agreement shall be subject to the following:

A.

Change in Control.  The term “Change in Control” shall have the meaning ascribed to it in the Plan.

B.

Date of Termination.  The Participant’s “Date of Termination” shall be the first day occurring on or after the Grant Date on which the Participant is not employed by the Company or any entity directly or indirectly controlled by the Company (a “Subsidiary”), regardless of the reason for the termination of employment; provided that a termination of employment shall not be deemed to occur by reason of a transfer of the Participant between the Company and a Subsidiary or between two Subsidiaries; and further provided that the Participant’s employment shall not be considered terminated while the Participant is on a leave of absence from the Company or a Subsidiary approved by the Participant’s employer.  If the Participant becomes employed by a Subsidiary prior to the Date of Termination and, as a result of a sale or other transaction, the Participant’s employer ceases to be a Subsidiary (and the Participant’s employer is or becomes an entity that is separate from the Company), the occurrence of such transaction shall be treated as the Participant’s Date of Termination.

C.

Plan Definitions.  Except where the context clearly implies or indicates the contrary, a word, term, or phrase used in the Plan is similarly used in this Agreement.

8.

Heirs and Successors.  This Agreement shall be binding upon, and inure to the benefit of, the Company and its successors and assigns, including upon any person acquiring, whether by merger, consolidation, purchase of assets or otherwise, all or substantially all of the Company’s assets and business, and the Participant and the successors and permitted assigns of the Participant, including but not limited to, the estate of the Participant and the executor, administrator or trustee of such estate, and the guardian or legal representative of the Participant.

9.

Administration.  The authority to manage and control the operation and administration of this Agreement shall be vested in the Committee, and the Committee shall have all powers with respect to this Agreement as it has with respect to the Plan.  Any interpretation of the Agreement by the Committee and any decision made by it with respect to the Agreement is final and binding.

10.

Plan Governs.  Notwithstanding anything in this Agreement to the contrary, the terms of this Agreement shall be subject to the terms of the Plan.

11.

Amendment.  This Agreement may be amended by written Agreement of the Participant and the Company, without the consent of any other person.

12.

Entire Agreement.  This Agreement, the Plan and the Employment Agreement contain the entire agreement and understanding of the parties hereto with respect to the award and supersede all prior communications, representations and negotiations in respect thereof.

13.

Severability.  The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceabilty of any other provision of this Agreement, and each other provision of this Agreement shall be severable and enforceable to the extent permitted by law and any court determining the unenforceability of any provisions shall have the power to reduce the scope or duration of such provision to render such provision enforceable.

IN WITNESS WHEREOF, the Participant has executed this Agreement, and the Company has caused these presents to be executed in its name and on its behalf, all effective as of the Grant Date.

Participant

/s/ Brian Goldner

Brian Goldner

HASBRO, INC.

By: /s/ Barry Nagler

Name:

Barry Nagler

Title:

SVP & General Counsel